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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Amendment No. 1 to Registration Statement No. 333-108940 of U.S. Can Corporation of our report dated February 21, 2003 (September 15, 2003 as to the sixth paragraph) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) a change in accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets",
(ii) reclassifications to give effect to the adoption of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," and (iii) the application of procedures relating to certain disclosures and reclassifications related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in Form 8-K of U.S. Can Corporation filed on September 19, 2003.


/s/ Deloitte & Touche LLP


Chicago, Illinois
November 7, 2003